EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 21, 2018, with respect to the consolidated balance sheets of MRI Interventions, Inc. and subsidiary (the “Company”) as of December 31, 2017 and 2016 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-8 (No. 333-183382), (ii) the Company’s Registration Statement on Form S-8 (No. 333-191908), (iii) the Company’s Registration Statement on Form S-8 (No. 333-206432), (iv) the Company’s Registration Statement on Form S-8 (No. 333-220783) and (v) the Company’s Registration Statement on Form S-1 (No. 333-218960) and the related prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 21, 2018